                                                                      EXHIBIT 12
                   GATX FINANCIAL CORPORATION AND SUBSIDIARIES

         COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                        (IN MILLIONS, EXCEPT FOR RATIOS)



                                                    THREE MONTHS ENDED  NINE MONTHS ENDED
                                                       SEPTEMBER 30       SEPTEMBER 30
                                                    ------------------  -----------------
                                                      2001     2000      2001     2000
                                                      ----     ----      ----     ----
Earnings available for fixed charges:
    Income from continuing operations              $   1.6  $   42.3  $   49.3  $  127.9

    Add (deduct):
     Income taxes                                      1.1      26.5      32.6      79.8
     Share of affiliates' earnings, net of
       distributions received                         (5.8)     (9.6)    (25.3)    (37.4)
     Interest on indebtedness and
       amortization of debt discount
       and expense                                    60.6      61.0     188.7     173.4
     Portion of rents representative of interest
       factor (deemed to be one-third)                16.7      15.4      48.2      42.8
                                                   -------  --------  --------  --------

    Total earnings available for fixed charges     $  74.2  $  135.6  $  293.5  $  386.5
                                                   =======  ========  ========  ========

Fixed Charges:
     Interest on indebtedness and
       amortization of debt discount
       and expense                                 $  60.6  $   61.0  $  188.7  $  173.4
     Capitalized interest                             (3.0)     (2.7)    (10.0)     (7.6)
     Portion of rents representative of interest
       factor (deemed to be one-third)                16.7      15.4      48.2      42.8
                                                   -------  --------  --------  --------

    Total fixed charges                            $  74.3  $   73.7  $  226.9  $  208.6
                                                   =======  ========  ========  ========

Ratio of earnings to fixed charges (a)               1.00x     1.84x     1.29x     1.85x



(a) The ratio of earnings to fixed charges represents the number of times "fixed charges" are covered by "earnings." "Fixed charges" consist of interest on outstanding debt and amortization of debt discount and expense, adjusted for capitalized interest and one-third (the proportion deemed representative of the interest factor) of operating lease expense. "Earnings" consist of consolidated income from continuing operations before income taxes and fixed charges, less share of affiliates' earnings, net of distributions received.



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